Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2010, in the Registration Statement on Form S-4 and related Prospectus of Stream Global Services, Inc. for the registration of $200,000,000 aggregate principal amount 11.25%, Senior Secured Notes due 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 26, 2010